3.10 Agreement of Purchase and Sale and Escrow Instructions



                       AGREEMENT OF PURCHASE AND SALE AND
                               ESCROW INSTRUCTIONS
                                       For

                        NATIONAL HOME COMMUNITIES, L.L.C.

                                   Purchase of
                             SUNSHINE KEY RV RESORT
                                       AND
                       "THE ATLANTIC OCEANFRONT PROPERTY"

                                      From
                                OHIO KEY I, INC.
                                       AND
                         OHIO KEY II, INC., Respectively

--------------------------------------------------------------------------------


                                TABLE OF CONTENTS


ARTICLE 1: DEFINITIONS                                                                                             1
    1.1        Approval Date                                                                                       1
    1.2        Broker                                                                                              1
    1.3        Closing Date                                                                                        1
    1.4        Closing                                                                                             1
    1.5        Days and Business Days                                                                              1
    1.6        Deed                                                                                                2
    1.7        Deposit                                                                                             2
    1.8        Effective Date                                                                                      2
    1.9        Environmental Report                                                                                2
    1.10       Escrow Agent                                                                                        2
    1.11       Escrow                                                                                              2
    1.12       Excluded Property                                                                                   2
    1.13       Hazardous Substance                                                                                 2
    1.14       Improvements                                                                                        2
    1.15       Land                                                                                                2
    1.16       Last Closing Date                                                                                   2
    1.17       Laws                                                                                                2
    1.18       Lease                                                                                               3
    1.19       Lien                                                                                                3
    1.20       Parties and Party                                                                                   3
    1.21       Permitted Exceptions                                                                                3
    1.22       Personal Property                                                                                   3
    1.23       Plans                                                                                               3
    1.24       Property                                                                                            3
    1.25       Purchase price                                                                                      3
    1.26       Real Property                                                                                       3
    1.27       Repair Warranty                                                                                     3
    1.28       Service Contract                                                                                    3
    1.29       Survey                                                                                              3
    1.30       Tenant                                                                                              3
    1.31       Title Report                                                                                        3
    1.32       Title Company                                                                                       3
    1.33       Tide Policy                                                                                         3
    1.34       Other Definitions                                                                                   4

ARTICLE 2: COVENANT OF PURCHASE AND SALE AND INSTRUCTIONS TO
         ESCROW AGENT Policy                                                                                       4

          2.1          Payment of Purchase Price                                                                   4
                       2.1.1     Deposit                                                                           4
                                 2.1.1.l Deposit                                                                   4
                                 2.1.1.2 Intentionally Deleted                                                     4
                                 2.1.1.3 Investment of Deposit                                                     4
                                 2.1.1 4 Application of Deposit                                                    4
                                 2.1.1.5 LEINs                                                                     4

                                       ii

                       2.1.2     Balance of the Purchase Price (and Other Funds Required for Closing)              4
         2.2           Escrow    Deposits                                                                          5
                       2.2.1     Instruments for Conveyance of Property, including Leases                          5
                       2.2.2     Other Escrow Deposits by Seller                                                   5
                       2.2.3     Other Escrow Deposits by Buyer                                                    6
         2.3           Title                                                                                       6
                       2.3.1     Title Report and Survey                                                           6
                       2.3.2     Objectionable Tide Matters and Permitted Exceptions                               6
                       2.3.3     Effect of Notice of Objectionable Title Matter                                    6
                       2.3.4     Cure of Objectionable Title Matters                                               6
                       2.3.5     Removal of Liens                                                                  7
         2.4          Termination for Failure of Due Diligence Condition or Client Board Approval                  7
         2.5          Prorations and Credits                                                                       7
                      2.5.1      Prorated Items                                                                    7
                      2.5.1.l    Rents                                                                             7
                      2.5.1.2    Taxes                                                                             7
                      2.5.1.3    Service Charges                                                                   7
                      2.5.1.4    Other Revenue and Expenses                                                        7
                      2.5.2      Credits                                                                           7
                      2.5.3      Determination of Prorations and Credits                                           7
                      2.5.4      Utility Charges                                                                   8
                      2.5.5      Capital Repairs Credit                                                            8
                      2.5.6      Due Diligence Credit                                                              8
         2.6          Closing    Costs                                                                             8
                      2.6.1      Allocation of Closing Costs                                                       8
                      2.6.2      Preliminary Closing Statement                                                     8
         2.7          Closing                                                                                      9
                      2.7.1      Time and Place                                                                    9
                      2.7.2      Closing Instructions                                                              9
         2.8          Cancellation of Escrow Without Closing                                                       9
         2.9          Title Binder                                                                                10
         2.10         Supplemental Escrow Agreement                                                               10

ARTICLE 3: FURTHER AGREEMENTS BETWEEN BUYER AND SELLER (OF NO
          CONCERN TO ESCROW AGENT EXCEPT AS EXPRESSLY REFERENCED
          IN ARTICLES 1 OR 2)                                                                                     10
          3.1         Items Delivered Outside of Escrow                                                           10
          3.2         Warranties, Representations and Covenants                                                   10
                      3.2.1      By Seller                                                                        10
                      3.2.2      By Buyer                                                                         13
                      3.2.3      Survival                                                                         14
          3.3         Conditions to Buyer's Obligation                                                            14
                      3.3.1      Due Diligence Conditions                                                         14
                      3.3.2      Investor Approval                                                                14
                      3.3.3      Performance of Covenants                                                         14
                      3.3.4      Accuracy of Warranties and Representations                                       15
                      3.3.5      Satisfactory Title                                                               15
                      3.3.6      Tenant Estoppel Certificates                                                     15

                                      iii

          3.4         Conditions to Seller's Obligation                                                           15
          3.5         Indemnities                                                                                 15
                      3.5.1      Breach of Warranty                                                               15
                      3.5.2      Buyer's Activities on the Real Property                                          15
                      3.5.3      Leases                                                                           15
                      3.5.4      Service Contracts                                                                15
                      3.5.5      Other Third Party Claims                                                         16
                      3.5.6      Survival                                                                         16
          3.6         Damage, Destruction or Condemnation                                                         16
          3.7         Assignment by Buyer                                                                         16
          3.8         Liquidated Damages                                                                          17
          3.9         Termination                                                                                 17
                      3.9.1      By Buyer                                                                         17
                      3.9.2      By Seller                                                                        17
                      3.9.3      Effect of Termination                                                            17
         3.10         Brokerage Fees                                                                              18
         3.11         Enforcement Costs                                                                           18
         3.12         Notices                                                                                     18
         3.13         Binding Effect; Survival                                                                    19
         3.14         Entire Agreement; Modification                                                              19
         3.15         Captions                                                                                    19
         3.16         Interpretation                                                                              19
         3.17         Mutual Cooperation; Further Assurances                                                      19
         3.18         Exhibits                                                                                    19
         3.19         Counterparts                                                                                19
         3.20         Governing Law                                                                               20
         3.21         Signer's Warranty                                                                           20
         3.22         Atlantic Oceanfront Property                                                                20
         3.23         Park Model Sales                                                                            20
         3.24         Separate Agreement with Infinity Investment Corp., Inc                                      20

                       AGREEMENT OF PURCHASE AND SALE AND
                               ESCROW INSTRUCTIONS
                                       For
                             SUNSHINE KEY RV RESORT
                          MM39, 38801 Overseas Highway
                              Sunshine Key, Florida
                                       And
                       "THE ATLANTIC OCEANFRONT PROPERTY"


                     THIS AGREEMENT AND THESE ESCROW INSTRUCTIONS are made as of April 6, 1998, by and between OHIO KEY I,
INC., a Florida corporation (as to Sunshine Key RV Resort) and OHIO KEY II, INC., a Florida corporation (as to the Atlantic Oceanfront Property), (collectively "Seller").

                                       and

                     NATIONAL HOME COMMUNITIES, L.L.C., a Delaware limited liability company ("Buyer").

                     Article 1 of this Agreement consists of definitions used throughout this Agreement.

                     Article 2 of this Agreement constitutes instructions to Escrow Agent (defined below), as well as agreements between Buyer and Seller.

                     Article 3 of this Agreement consists of further agreements between Buyer and Seller, with which Escrow
Agent need not be concerned (except as otherwise directed in Article 2). Escrow Agent may rely entirely on the instructions contained in Article 2 hereof; however, as between Buyer and Seller, the provisions of Article 3 hereof shall control if there is any inconsistency between those provisions and the instructions in Article 2 hereof.

                     Now, in consideration of the mutual covenants and conditions contained herein, Seller and Buyer hereby agree as follows:

ARTICLE 1: DEFINITIONS

The following terms, wherever used in this Agreement, shall have the respective meanings set forth below:

          1.1 Approval Date. "Approval Date" means the date 30 days after the Effective Date.

          1.2 Broker. "Broker" means NHC SALES OF ARIZONA, INC., an Arizona corporation and DEVINE REAL ESTATE, INC.

          1.3 Closing Date. "Closing Date" means the date upon which Closing occurs.

          1.4 Closing. "Closing" means the recordation of the Deed in the official land records of the county in which the Real Property is located, concurrently with the delivery of the Purchase Price.

          1.5 Days and Business Days. The term "day" means a calendar day, and the term "business day" means any day on which commercial banks are generally open for business in the state in which the Real Property is located. Any period of time specified in this Agreement which would otherwise end upon a non-business day shall be extended to, and shall end upon, the next following business day.

          1.6 Deed. "Deed" means a general warranty deed in the form attached hereto as Exhibit C, conveying the Real Property to Buyer (or Buyer's nominee) subject only to Permitted Exceptions.

          1.7 Deposit. "Deposit" has the meaning specified in Section 2.1.1.

          1.8 Effective Date. "Effective Date" means the date on which this Agreement is executed and delivered between Buyer and Seller and escrow is opened.

          1.9 Environmental Report. "Environmental Report" means that certain report on the Real Property to be obtained by Buyer and any revisions or updates thereto, and any reliance letters for the benefit of Buyer and its lenders issued in regard thereto.

          1.10 Escrow Agent. "Escrow Agent" means AMERICAN TITLE COMPANY, acting through its escrow office at 6029 Belt Line @ Preston, Suite 250, Dallas, Texas 75248.

          1.11 Escrow. "Escrow" means the escrow established by and pursuant to this Agreement, with Escrow Agent, for purposes of consummating the sale and purchase of the Property in accordance with this Agreement.

          1.12 Excluded Property. "Excluded Property" means all of the tangible personal property (other than Tenant property) located on the Real Property which will not be transferred to Buyer as part of the Property, as identified on the Schedule of Excluded Property attached hereto as Exhibit B.

         1.13 Hazardous Substance. "Hazardous Substance" means any petroleum or petroleum-related product, any asbestos-containing materials (whether or not friable) or any other hazardous or toxic waste or substance (as such terms are used in applicable Laws regulating the generation, storage, transportation, discharge, disposal, release or removal of environmentally hazardous substances).

          1.14 Improvements. "Improvements" means all of the improvements and fixtures on the Land, including, without limitation, 405 RV sites, 172 marina slips and the improved pads, utility service system and roadways which serve the residential unit spaces located on the Land.

          1.15 Land. "Land" means that certain real estate, located at MM39, 38801 Overseas Highway and that certain "Atlantic Oceanfront Property" located east of the Sunshine Key RV Resort, Sunshine Key, Florida, more particularly described in Exhibit A hereto, together with all appurtenant rights (including, without limitation, rights in and to adjoining streets, rights-of-way and strips and gores, water and riparian rights, rights to light and air and easements).

          1.16      Last Closing Date. "Last Closing Date" means May 27, 1998.

          1.17      Laws. "Laws" means any and all:

                          (i) Constitutions, statutes, ordinances, rules, regulations, orders, rulings or decrees of the United States, the State of , or of the county and any municipality in which the Property is located, or any authority, agency, division, district, court or other authority thereof,

                          (ii) Agreements with or covenants or commitments to any government agency or other authority which are binding upon Seller or any of the Property (including, without limitation, any requirements or conditions for the use or enjoyment of any license, permit, approval, authorization or consent legally required for the operation of the Property), and

                          (iii) Recorded covenants, conditions and restrictions affecting the Land.

          1.18 Lease. "Lease" means: (i) any of the leases of residential unit spaces within the Property (a) identified in the Schedule of Leases attached hereto as Exhibit D or (b) hereafter made with Buyer's approval; and (ii) any other leases for storage, concessionaires or any other purpose (not otherwise described in (i)) and identified in the Schedule of Other Leases attached hereto as Exhibit D-1.

          1.19 Lien. "Lien" means any mortgage, deed of trust or other consensual lien, mechanic's or any materialman' s lien, judgment lien, lien for delinquent real property taxes or assessments, other tax and statutory lien (other than the lien for non-delinquent real estate taxes and assessments) or lien for special improvement bond assessments.

          1.20 Parties and Party. "Parties" means Buyer and Seller together and "Party" may mean either Buyer or Seller, as the case may be.

          1.21 Permitted Exceptions. "Permitted Exceptions" means (i) liens for real property taxes and assessments for the current year, not yet delinquent, other than liens for special improvement bond assessments, (ii) liens or encumbrances arising out of any activity of Buyer with respect to the Property,(iii) existing Leases and any New Leases made in accordance with
Section 3.2.1 and (iv) any other matter deemed to be a Permitted Exception pursuant to Section 2.3.

          1.22 Personal Property. "Personal Property" means all of the non-affixed equipment, vehicles, recreational vehicles, park models, mobile homes, trade fixtures, furnishing and other tangible personal property owned by Seller, and used or held for use in operation of the Real Property, excepting the Excluded Property.

          1.23 Plans. "Plans" means the plans and specifications for the original construction of the Improvements, together with any subsequent material modifications thereof.

          1.24 Property. "Property" means all of the Real Property and the Personal Property.

          1.25 Purchase Price. "Purchase Price" means the gross purchase price being paid by Buyer to Seller for the Property, namely $ 15,750,000.

          1.26 Real Property. "Real Property" means the Land and the Improvements together.

          1.27 Repair Warranty. "Repair Warranty" means any written guaranty, warranty or other obligation for repair or maintenance, from any contractor, manufacturer or vendor, with respect to any of the Improvements or Personal Property, to the extent held by Seller.

          1.28 Service Contract. "Service Contract" means any of the contracts or other arrangements, written or oral, for the continuing provision of services relating to the maintenance, repair, protection or operation of the Property; excluding, however, (i) any property management contract or arrangement and (ii) any contract for services relating specifically to Seller's operations at the Property, unless it is contemplated for any reason that such services would continue after the termination of such operations.

          1.29 Survey. "Survey" means a survey of the Real Property, prepared by a duly licensed surveyor, selected by Buyer and complying with Buyer's Survey Requirements.

          1.30 Tenant. "Tenant" means any tenant or lessee under a Lease.

          1.31 Title Report. "Title Report" means a title insurance commitment with respect to the Real Property, issued by the Title Company as of a date no earlier than 30 days prior to the Effective Date.

          1.32 Title Company. "Title Company" means Chicago Title Insurance Company.

         1.33 Title Policy. "Title Policy" means either (i) an ALTA (Form B - 1970 or itslocal equivalent) owner's extended coverage policy of title insurance or (ii) a title insurance binder for such policy, as Buyer may elect; in either case for the full amount of the Purchase Price, insuring or committing to insure fee title to the Real Property in Buyer (or Buyer's nominee).

          1.34 Other Definitions. Terms defined in any other part of this Agreement shall have the defined meanings wherever capitalized herein. As used in this Agreement, the terms "herein," "hereof" and "hereunder" refer to this Agreement in its entirety and are not limited to any specific sections; and the term "person" means any natural person, other legal entity, or combination of natural persons and/or other legal entities acting as a unit. Wherever appropriate in this Agreement, the singular shall be deemed to refer to the plural and the plural to the singular, and pronouns of certain genders shall be deemed to comprehend either or both of the other genders.

ARTICLE 2: COVENANT OF PURCHASE AND SALE AND INSTRUCTIONS TO ESCROW AGENT

In accordance with and subject to the terms and conditions of this Agreement, Seller shall sell and convey the Property to Buyer, and Buyer shall purchase and accept the Property from Seller, for the Purchase Price. No later than ten (10) business days after the Effective Date, Seller and Buyer shall open Escrow by delivery of this Agreement to Escrow Agent, who shall evidence its agreement to act as Escrow Agent hereunder by countersigning and delivering to each Party a copy of this Agreement. In connection with the administration of Escrow and Closing, Buyer and Seller hereby agree, and advise and instruct Escrow Agent, as follows:

          2.1       Payment of Purchase Price.

                    2.1.1    Deposit.

                             2.1.1.1 Deposit. Concurrently with the opening of
Escrow, Buyer shall deliver into Escrow the sum of $150,000, in the form of a corporate check as an earnest money deposit (the "Deposit").

                             2.1.1.2   (Intentionally deleted)

                             2.1.1.3 Investment of Deposit. The Deposit, while
held in Escrow, shall be invested in U.S. Treasury Bills or other short-term U.S. Government securities, repurchase agreements with a national banking association for such securities, investment-grade commercial paper or other investment-grade "money market" investments, as Buyer directs, and whenever not so invested shall be held by the Escrow Agent in a separate, interest-bearing account with a national banking association approved by Buyer. Except as provided in Section 2.1.1.4, all interest earned on the Deposit while in Escrow shall belong to Buyer and, pending Closing (or termination of this Agreement), such interest shall be disbursed to Buyer from time to time if and as Buyer directs.

                             2.l.1.4 Application of Deposit. If Buyer, in breach
of its obligations under this Agreement, fails to purchase the Property, Seller upon termination of this Agreement shall retain the Deposit (together with all interest earned thereon after the Last Closing Date) as liquidated damages, in accordance with Section 3.8 (with which Escrow Agent need not otherwise be concerned). In all other circumstances, the Deposit (and interest earned thereon) shall remain the property of Buyer. At Closing, the Deposit, together with interest earned on the Deposit and not previously disbursed to Buyer, shall be applied against the Purchase Price.

                             2.1.1.5EINs. For Escrow Agent's information,
Buyer's Employer Identification Number is 86-0842593 and Seller's Employer Identification Number is 65-0721961 (Ohio Key I, Inc.), 65-0721963( Ohio Key II, Inc.).

                             2.1.2 Balance of the Purchase Price (and Other
Funds Required for Closing). On or before the Last Closing Date, provided all other conditions to Buyer's obligations (other than issuance of the Title Policy) are then satisfied, Buyer shall deposit in Escrow current funds in an amount equal to the Purchase Price, plus Buyer's share of Closing costs under
Section 2.6 minus the amount of the Deposit (and undisbursed interest earned on the Deposit in Escrow), and plus or minus (as the case may be) the net proration credit to Seller or Buyer under Section 2.5.

          2.2       Escrow Deposits.

                    2.2.1 Instruments for Conveyance of Property, including Leases. On or before five (5) business days prior to the Closing Date, Seller shall execute, acknowledge (as appropriate) and deposit in Escrow:

                          (i) The Deed, conveying the Real Property to Buyer or Buyer's nominee subject only to Permitted Exceptions.

                          (ii) A bill of sale (the "Bill of Sale") and such other documentation reasonably necessary regarding any "titled" vehicles, mobile homes, park models or recreational vehicles, conveying and transferring all of the Personal Property to Buyer or Buyer's nominee free and clear of all liens and encumbrances.

                           (iii) Two (2) counterparts of an assignment and assumption agreement (the "Lease Assignment") assigning to Buyer or Buyer's nominee all of the Leases.

                          (iv) Two (2) counterparts of an assignment (the "Contract Assignment") assigning to Buyer or Buyer's nominee (A) all of the Repair Warranties, if any, and (B) such of the Service Contracts, if any, as Buyer has elected to assume at Closing (which election Buyer shall make, if at all, by giving written notice to Seller and Escrow Agent at least five business days before the Closing Date specifying each Service Contract to be so assigned).

                          (v) A Certificate of Non-Foreign Ownership with respect to the Real Property (a "FIRPTA Certificate"), duly signed by Seller.

                          (vi) Seller's duly executed certificate, to be dated subsequently as of Closing that all of the warranties and representations of Seller contained in Section 3.2.1 are true and correct in all material respects as of the Closing Date, except for matters specified in such certificate ("Seller's Closing Certificate").

                           (vii) A notice from Seller to each Tenant, in a form approved by Buyer, advising such Tenant that the Property has been sold to Buyer and containing instructions as to the future payment of rents and other amounts under such Tenant's Lease (the "Tenant Notices").

                           (viii) A notice from Seller to each of its employees, in a form approved by Buyer, advising such employee that the Property has been sold to Buyer and that such employee's employment is terminated by Seller as of the Closing Date.

                           (ix) A notice from Seller to each third party under each Service Contract which is not covered by the Contract Assignment, that such Service Contract is terminated by Seller as of the Closing Date.

                    2.2.2 Other Escrow Deposits by Seller. In addition to the deposits required under Section 2.2.1, Seller shall also deposit in Escrow, on or before five (5) business days prior to the Approval Date:

                          (i) A true and complete inventory of the Personal Property ("Inventory").

                          (ii) The original (or, where an original is not available, the best copy available to Seller) of each Lease and Repair Warranty and of each Service Contract which is covered by the Contract Assignment (the "Originals").

                          2.2.3 Other Escrow Deposits by Buyer. In addition to
the deposit of funds under Section 2.1, Buyer shall execute, acknowledge (as appropriate) and deposit in Escrow, at least one business day prior to the Last Closing Date:

                           (i)  Two (2) counterparts of the Lease Assignment.

                          (ii)  Two (2) counterparts of the Contract Assignment.

          2.3       Title.

                    2.3.1 Title Report and Survey. No later than ten (10) days after the Effective Date, Escrow Agent shall deliver to Buyer and Seller the Title Report, together with complete and legible copies of all recorded documents referenced therein. No later than twenty (20) days after the Effective Date, Buyer shall deliver a copy of the Survey to Seller. After the execution of this Agreement, Seller shall not alter the condition of title except to remove any defects of title.

                    2.3.2 Objectionable Title Matters and Permitted Exceptions. Except for any Liens, and except for any other exceptions to or defects in Seller's title ("Objectionable Title Matters") with respect to which Buyer gives Seller and Escrow Agent written notice of objection on or before the Approval Dates Buyer shall be deemed to have approved the state of Seller's title to the Real Property as disclosed by the Title Report and the Survey. All exceptions and other defects (except Liens) disclosed by the Title Report or the Survey to which Buyer makes no objection in accordance with the provisions of this Section 2.3, and all such exceptions and other defects to which Buyer objects but later waives such objection as provided in this Section 2.3, shall be deemed Permitted Exceptions.

                     2.3.3 Effect of Notice of Objectionable Title Matter. If Buyer gives Seller and Escrow Agent timely written notice of any Objectionable Title Matter under this Section 2.3, notice by Buyer pursuant to Section 2.4 that the Due Diligence Condition (as defined in said Section) is satisfied or waived shall not be construed to waive such title objection, nor shall Escrow or this Agreement terminate solely by reason of Buyer's notice of any Objectionable Title Matter.

                    2.3.4 Cure of Objectionable Title Matters. Seller shall use reasonable efforts to remove any Objectionable Title Matters within fifteen (15) days after receiving written notice of Buyer's disapproval; provided, however, Seller shall not be required to expend more than $100,000 in such efforts. If Seller cannot remove all of the Objectionable Title Matters within the fifteen
(15) day period, Buyer shall have fifteen (15) days thereafter to give Seller written notice that Buyer elects to proceed with the purchase of the Property subject to the unremoved Objectionable Title Matters. If Seller has not received such written notice within the fifteen (15) day period, this Agreement shall be deemed automatically terminated and Escrow Agent shall, notwithstanding any other provisions of this Agreement, return to Buyer the entire Deposit and any accrued interest. The condition of title approved by Buyer as provided herein shall hereinafter be referred to as the "Condition of Title" and the exceptions approved by Buyer shall be deemed "Permitted Exceptions". In the event that, after the date of the Title Report, any new items appear of record, Escrow Agent shall cause Title Company to deliver to Buyer a Supplemental Title Report ("Supplemental Report") together with legible copies of all title exceptions described therein. Buyer shall have ten (10) Business Days or until the Closing Date, whichever occurs first, to give written notice to Seller ("Objection Notice") disapproving any items contained in the Supplemental Report and identifying the items disapproved in Buyer's sole discretion. If Buyer delivers an Objection Notice, Seller shall have the obligation to remove all such disapproved items) on or before the Close of Escrow.

          Buyer shall have the right to terminate Escrow and this Agreement by written notice of termination given to Seller and Escrow Agent no later than the Approval Date, whereupon Escrow Agent shall cancel Escrow, return the Deposit (together with all undisbursed interest earned thereon in Escrow) to Buyer and return every other item in Escrow to the Party which deposited the same.

                    2.3.5 Removal of Liens. Notwithstanding any other provision hereof, Seller shall obtain the full reconveyance, release or other discharge, of record, of all Liens at or prior to Closing and shall convey the Real Property to Buyer free of any Lien.

          2.4 Termination for Failure of Due Diligence Condition or Client Board Approval. Unless each of the following conditions is satisfied or waived in writing by Buyer:

                          (i) By no later than the Approval Date (or such later date as Seller may allow), Buyer gives Seller written notice that the condition specified in Section 3.3.1 (the "Due Diligence Condition") has been satisfied or waived; and

                          (ii) By no later than the Approval Date (or such later date as Seller may allow), Buyer gives Seller written notice that Buyer has obtained the approval contemplated by Section 3.3.2 this Agreement shall terminate.

          2.5       Prorations and Credits.

                    2.5.1 Prorated Items. The following items shall be prorated between Seller and Buyer as of 12:00:01 a.m., local time, on the Closing Date:

                              2.5.1.l Rents. Rents and other periodic payments
under the Leases. No proration shall be made of any such rents or other payments which are more than 5 days overdue as of the Closing Date. For any Leases which provide for seasonal rental variations, such rents shall be annualized over their respective terms for purposes of proration. Buyer shall retain the right to the delinquent rents.

                              2.5.1.2 Taxes. All real estate taxes and
assessments (including, without limitation, the current year's installment of any bond assessment, but excluding special improvement bond assessments), all personal property taxes with respect to the Property, and all rent, occupancy, transient or transaction privilege taxes with respect to the operations thereon.

                              2.5.1.3 Service Charges. Periodic charges under
Service Contracts covered by the Contract Assignment.

                              2.5.1.4 Other Revenue and Expenses. All other
periodic revenues and periodic charges attributable to the Property, except debt service, insurance premiums and charges under Service Contracts not covered by the Contract Assignment.

                    2.5.2 Credits. Buyer shall receive a credit for all security deposits and advance rent payments under the Leases. Seller shall receive a credit for all utility and other deposits with respect to the Property the rights to which are effectively assigned to Buyer at Closing.

                    2.5.3 Determination of Prorations and Credits. The prorations and credits provided for in this Section 2.5 shall be effected through Escrow, based upon:

                          (i) In the case of real estate taxes and assessments, the most recent available tax bill for the Real Property, which Escrow Agent shall obtain.

                          (ii) In the case of all other prorations and credits, a proration statement which Buyer and Seller shall jointly prepare and deliver to Escrow Agent at least three business days prior to the Last Closing Date.

After taking all such prorations and credits into account, the net amount owing to Seller or Buyer (as the case may be) shall be added to or deducted from the proceeds of the Purchase Price payable to Seller at Closing.

                    2.5.4 Utility Charges. Notwithstanding any other provision hereof, use charges for any utility serving the Property shall be prorated only if Seller and Buyer are unable to arrange for a final billing to Seller through the day preceding Closing, without interruption of such utility service. The Parties shall cooperate, each using reasonable efforts, to make such arrangements for each utility serving the Property.

                    2.5.5 Capital Repairs Credit. If any third party engineering and assessment report indicates the need for capital repairs, maintenance or replacements of Improvements, then Buyer shall receive a credit for the estimated, reasonable cost of such capital item up to a maximum amount equal to one percent (1 %) of the Purchase Price.

                    2.5.6 Due Diligence Credit. At Closing, Buyer shall either:
(i) receive a credit for the documented, out-of-pocket costs incurred for the Environmental Report (not to exceed $3,500), the Survey (not to exceed $7,000) and any third-party engineering and assessment report; or (ii) direct Escrow Agent to pay such costs from Seller's Closing proceeds

          2.6       Closing Costs.

                    2.6.1 Allocation of Closing Costs. Closing costs shall be allocated between Buyer and Seller as follows:

                          (i)          Seller shall pay:

                                      (A) All charges for the Title Report and
                    the Title Policy,

                                      (B) All realty transfer taxes, stamp and
                    one-half of the documentary taxes (with respect to the Deed) and any sales or use taxes (with respect to the Personal Property);

                                      (C) One-half of Escrow Agent's fees and
                    expenses for administering Escrow, not to exceed $500;

                                      (D) The commission due the Broker,
                    pursuant to Section 3.10.

                                      (E) Cost of Phase I Environmental Site
                    Assessment, not to exceed $3,500;

                                      (F) Cost of Engineering Study, not to
                    exceed $3,500; and

                                      (G) Cost of ALTA Survey, not to exceed
                    $7,000.


                          Buyer shall pay:

                                       (A) Recording charges for the Deed;

                                       (B) Any charge for endorsements to the
                                           Title Policy

                                       (C) One-half of Escrow Agent's fees and
                                           expenses for administering Escrow;
                                           and

                                       (D) One-half of the documentary taxes
                                           with respect to the Deed.

                    2.6.2 Preliminary Closing Statement. At least two business days prior to the Last Closing Date, Escrow Agent shall prepare and submit to each of Buyer and Seller preliminary Closing statements, showing the Parties' respective amounts of Closing costs, the Deposit balance (including interest earned to such date), the net credit due to Seller or Buyer under Section 2.5 and the net amount of funds required to be deposited by Buyer in order to effect Closing hereunder.

          2.7       Closing.

                     2.7.1 Time and Place. Closing shall take place at the Title Agent's offices in Florida, as soon as the conditions specified in clauses (i) through (iii) of Section 2.7.2 are satisfied. If Escrow Agent is unable to close Escrow by the Last Closing Date in compliance with Section 2.7.2, Escrow Agent shall hold Escrow open and effect Closing as soon as it is able to do so in compliance with such provision, unless Escrow Agent receives written demand from either Buyer or Seller for cancellation of Escrow (in which event, Escrow Agent shall proceed in accordance with Section 2.8 below).

                    2.7.2     Closing Instructions. As soon as:

                          (i) Seller has delivered into Escrow the Deed, the Bill of Sale, the Originals of the Leases, the FIRPTA Certificate, Seller's Closing Certificate, the Inventory, the Tenant Notices and Seller's executed counterparts of the Lease Assignment and the Contract Assignment (and Buyer has approved each of the same as satisfying the requirements of this Agreement);

                          (ii) Buyer has delivered into Escrow the funds required to effect Closing hereunder and Buyer's executed counterparts of the Lease Assignment and the Contract Assignment (and Seller has approved each of the same as satisfying the requirements of this Agreement); and

                          (iii) Upon recording the Deed, the Title Company is prepared to issue to Buyer the Title Policy, in the form Buyer has elected under Section 2.9, insuring Buyer's title to the Real Property subject only to Permitted Exceptions;

Then, Escrow Agent shall cause the Title Company to record the Deed and issue the Title Policy and shall then close Escrow by:

                          (iv) Disbursing the funds in Escrow as follows:

                                      (A) To Seller, the amount of the Purchase
                    Price, minus (1) the net credit, if any, to Buyer under
                    Section 2.5 and (2) Seller's share of Closing costs; and

                                      (B) To Buyer, any funds remaining in
                    Escrow after the disbursement to Seller and payment of all of the Closing costs;

                          (v) Delivering to Buyer the Bill of Sale, the Originals, the FIRPTA Certificate, the Title Policy, Seller's Closing Certificate, the Inventory, Seller's executed counterparts of the Lease Assignment and the Contract Assignment, the Tenant Notices and a copy of the Deed as recorded, showing the recording data thereon;

                          (vi) Delivering to Seller Buyer's executed counterparts of the Lease Assignment and the Contract Assignment.

          2.8 Cancellation of Escrow Without Closing. After the Last Closing Date, upon receiving a written demand from either Party for cancellation of Escrow, Escrow Agent shall promptly deliver a copy of such demand to the other Party and shall then proceed as follows:

                          (i) If, by close of business on the fifth business day after Escrow Agent gives the other Party a copy of such demand for cancellation, Escrow Agent has not received from such other Party written instructions which conflict in any way with such demand, Escrow Agent shall cancel Escrow, disburse the Deposit (and all interest earned thereon from and after the Last Closing Date) as directed in such demand (or, if no directions are given in such demand regarding the Deposit, disburse the Deposit and all such interest to Buyer), disburse the undisbursed interest earned on the Deposit before the Last Closing Date to Buyer and return every other item deposited in Escrow to the Party which deposited the same; or

                          (ii) If, by close of business on the fifth business day after Escrow Agent gives the other Party a copy of such demand for cancellation, Escrow Agent has received conflicting written instructions from such other Party, Escrow Agent shall take no further actions with respect to Escrow (other than to continue to invest and reinvest the Deposit as provided in Section 2.1.1) except (A) in accordance with joint written instructions of Seller and Buyer or (B), upon advice of

          Escrow Agent's legal counsel, in accordance with a certified copy of the order or judgment of any court; provided, however, that if Seller and Buyer have not provided Escrow Agent with joint written instructions as to the disposition of Escrow (and all items deposited therein) within 60 days after Escrow Agent's receipt of such demand for cancellation, Escrow Agent shall have the right (at any time thereafter) to commence an action in interpleader against Seller and Buyer and, in connection therewith, to deposit all funds and other items held in Escrow with the court hearing such action, whereupon Escrow Agent shall be relieved of all further obligations and duties with respect to Escrow. Buyer and Seller, jointly and severally, shall hold harmless and indemnify Escrow Agent from and against any costs and expenses incurred by it in connection with any interpleader action commenced pursuant to clause (ii) above. Upon cancellation of Escrow, either pursuant to this Section or other joint written instructions of the Parties, Buyer and Seller shall each pay one-half of Escrow Agent's reasonable and customary cancellation fees.

          2.9 Title Binder. Prior to Closing, Buyer shall notify Escrow Agent in writing as to whether the Title Policy is to be issued as an ALTA owner's extended coverage policy or as a binder (effective for at least 24 months) for such policy; and, if Buyer fails so to notify Escrow Agent, Escrow Agent shall cause the Title Company to issue the Title Policy in the form of an ALTA owner's extended coverage policy.

          2.10 Supplemental Escrow Agreement. Buyer and Seller shall execute such supplemental escrow instructions or supplemental escrow agreement as Escrow Agent may reasonably request, provided the provisions of such supplemental instructions or agreement do not materially conflict with the provisions of this Agreement. In the event of any conflict between this Agreement and such supplemental instructions or agreement, this Agreement shall control.

ARTICLE 3: FURTHER AGREEMENTS BETWEEN BUYER AND SELLER (OF NO CONCERN TO ESCROW AGENT EXCEPT AS EXPRESSLY REFERENCED IN ARTICLES 1 OR 2)

          3.1 Items Delivered Outside of Escrow. In addition to the Title Report and the Survey (and any other item which Seller is required to furnish to Buyer before Closing under Article 2), no later than ten business days after the Effective Date, Seller shall deliver to Buyer, outside Escrow, the original or a true and complete copy of each of the items specified in the Schedule of Property Records attached hereto as Exhibit E, to the extent within Seller's possession or control or otherwise required in Exhibit E to be compiled or obtained by Seller. If this Agreement terminates without Closing, Buyer shall promptly return to Seller each document provided pursuant to this Section; provided, however, that Buyer shall have the right to retain during the pendency of any dispute regarding or relating to such termination any document which is pertinent to such dispute.

          3.2       Warranties, Representations and Covenants.

                    3.2.1 By Seller. Seller hereby warrants, represents and/or covenants to Buyer that:

                          (i) Seller has full right and power to convey the Real Property in accordance with this Agreement.

                          (ii) To Seller's knowledge, the Land is properly zoned for the existence, occupancy and use of the Improvements, and there is not pending any proposed change in the zoning of the Real Property or any proposal for a new special assessment district including the Real Property, and all development or impact fees regarding the Improvements (or the proposed expansion thereof) have been satisfied.

                           (iii) To Seller's knowledge, nothing in the current condition, occupancy or use of the Property violates or will require correction under any applicable Law and there are no pending inquiries or complaints, proceedings or investigations by any government agency charging or considering whether the Improvements, or the continued use, occupancy, operation or maintenance of the Property, violates any applicable Law.

                           (iv) To Seller's knowledge, except for easement rights which are shown on the Title Report as appurtenant to the Real Property and for public rights of way, the lawful operation or occupancy of the Property does not require use of any other real property, for parking, access, support or any other purpose, and no other real property is now being used in conjunction with the operation or occupancy of the Property.

                           (v) Except as disclosed in Exhibits D or D-1:

                                      (A) There does not exist with respect to
                  the Real Property any lease, license, concession agreement, other right of third party occupancy, unrecorded easement or other unrecorded agreement of whatever nature made or (to Seller's knowledge) alleged to have been made by Seller, and

                                      (B) To Seller's knowledge, there does not
                exist with respect to the Real Property any lease, license, concession agreement, other right or claim of right of third party occupancy or possession, unrecorded easement or other unrecorded agreement of whatever nature made or alleged to have been made by any predecessor in interest or title to Seller, which would or purport to bind the Real Property after Seller's conveyance thereof or would or purport to bind any successor of Seller in interest or title to the Real Property.

                           (vi) Exhibits D and D- 1 each correctly identifies
and accurately summarizes the terms of each existing Lease and accurately summarizes the terms most recently offered for each prospective Lease currently in negotiation.

                           (vii) Except as otherwise disclosed in Exhibits D and
D- 1: each Lease is in full force and effect; each Tenant has accepted the premises and is in occupancy under its Lease; there are no unsatisfied obligations on the part of the landlord under any Lease for construction of tenant improvements, rent abatements (e.g. "free rent") or payment of any amounts to or on behalf of the Tenant; there are no unsatisfied obligations on the part of Seller for payment of leasing commissions with respect to any Lease; and no default (or event or condition which with notice or passage of time or both will be a default) exists under any Lease on the part of landlord or, to Seller's knowledge, on the part of the Tenant.

                           (viii) The Property Records delivered by Seller to
Buyer pursuant to Section 3.1 are true and accurate in all material respects.

                           (ix) Seller has not itself caused and, to Seller's
knowledge there does not exist, any contamination of any of the Real Property or underlying ground water by any Hazardous Substance. Except as so disclosed, no Hazardous Substance is being or has been generated, used, stored, discharged, disposed of, or migrated or released onto or from any of the Real Property by Seller or, to Seller's knowledge, by any other person. The foregoing shall not be deemed to apply to: the use or storage of cleaning fluids, office supplies (such as typewriter correction fluid) or personal items (such as nail polish remover) or similar items, or to the use and storage of gasoline or diesel fuel in motor vehicles, so long as such storage and use is solely incidental to (and not a material part of) the use of the Property for recreational vehicle park purposes and complies with applicable Laws.

                             (x) Seller has good title, free and clear of all
liens and encumbrances, to, and full right to convey, all of the Personal Property.

                             (xi) There are no lawsuits pending or, to Seller's
knowledge, threatened whose outcome could adversely affect title to or the use, occupancy or operation of the Property or Seller's ability to convey any of the Property to Buyer under this Agreement (including, without limitation, actions for condemnation).

                             (xii) Except for Broker, Seller has not engaged or
dealt with any broker, finder or similar agent in connection with the transactions contemplated by this Agreement.

                             (xiii) All documents furnished by Seller to Buyer
prior to the Parties' execution and delivery of this Agreement or pursuant to the provisions of this Agreement, are, or will be, to the extent available to Seller, originals or, to Seller's knowledge, true and complete copies of the originals of such documents.

                             (xiv) To Seller's knowledge, the Improvements are
structurally sound and free of all material defects and the roof, foundation, elevators, heating and air conditioning and ventilation systems, plumbing, electrical and other utility systems, boilers and furnaces and sprinkler systems are in good repair and working order, and the utility systems serving the Property are sufficient to satisfy the requirements of the Property as presently operated.

                             (xv) Seller is a corporation duly organized,
validly existing and in good standing under the laws of the state of its incorporation; is in good standing and qualified to do business in every other jurisdiction where such qualification is legally required; has full power to enter into this Agreement and to fulfill its obligations hereunder; and (subject to obtaining the approval of its directors) has caused this Agreement to be duly executed and delivered to Buyer.

                             (xvi) No government or third-party approvals or
consents are required for Seller's execution and delivery of, or performance of its obligations under, this Agreement. Seller's execution and performance of this Agreement do not and will not violate, and are not restricted by, any other contractual obligation or any Law to which Seller is a party or by which Seller or any of the Property is bound.

                             (xvii) Seller has not filed notices of protest
against, or commenced proceedings to review, real property tax assessments against the Real Property; nor does Seller currently contemplate the filing of any such notice or the commencement of any such proceedings.

                             (xviii) There are not any (A) agreements for the
provision of goods or services with respect to any of the Property or (B) agency, employment or consulting agreements, collective bargaining agreements or other plans or other agreements or understandings covering any such employees, agents or contractors to which Buyer or Seller's successor in title and interest to the Real Property will be bound or subject by reason of the transactions contemplated herein; all liabilities which arise as a result of Seller's employment of any persons at the Property shall have been satisfied as of Closing.

                             (xix) The Schedule of Insurance to be provided by
Seller will correctly identify all of the Insurance in force as of the Effective Date, and Seller shall use its best efforts to maintain such

Insurance in full force and effect until Closing.

                             (xx) During the period from the date hereof to
Closing, Seller shall maintain the Property in good condition and state of repair and maintenance (subject to casualty damage and to normal wear and tear not materially impairing the usefulness, appearance, structural integrity or operation of the Property).

                           (xxi) During the period from the date hereof to
Closing, Seller shall not:

                                      (A) Enter into, modify, cancel or
                    terminate, or waive any rights or remedies under, any lease encumbering the Real Property, other than in the ordinary course of business and consistent with Seller's prior and current business practices, without Buyer's prior written consent, which Buyer shall not unreasonably withhold or delay; or

                                      (B) Do anything else which would impair
                    its title to any of the Property.

                           (xxii) During the period from the Effective Date to Closing, Seller shall provide to Buyer, its agents, consultants and counsel upon 24 hours' prior notice (which may be by telephone or facsimile transmission), (A) access at all reasonable times to all of Seller's contracts, books and records and other documents relating to the acquisition, construction, occupancy, maintenance and repair of the Property, (B) access to all such other information regarding the Property and in Seller's possession or control (including copies of such contracts, books and records and other documents) as Buyer may reasonably request, and (C) access to the Property at all reasonable times for purposes of conducting (at Buyer's expense) any examinations, surveys and tests (including, without limitation, soil tests and borings for the presence of Hazardous Substances on and under the ground) as Buyer may reasonably require; provided, however, that Buyer shall give Seller specific advance notice of any soil borings or sampling and obtain Seller's prior approval (which Seller shall not unreasonably withhold or delay) and that Seller may have an authorized representative accompany Buyer's contractor during the taking of such borings or samples.

                           (xxiii) During the period from the date hereof to Closing, Seller shall operate the business upon the Property in a prudent and reasonable manner, Seller shall not do or voluntarily suffer any act which would result in any of the warranties or representations contained in this Section not being materially true or correct as of Closing and, further, upon learning of any fact or condition which would cause any of such warranties and representations not to be true as of Closing, Seller shall immediately give Buyer written notice of such fact or condition.

As used in the foregoing warranties and representations, the term "Seller's knowledge" means the actual knowledge of any of the following Persons: each of Seller's officers and directors, Seller's employee(s) with primary responsibility for the maintenance and repair of the Real Property, Seller's employee(s) with primary responsibility for risk management and insurance matters and any other Person to whom Seller has by contract or other arrangement delegated the primary responsibility for such maintenance, repair, risk management or insurance matters.

                    3.2.2 By Buyer. Buyer hereby warrants and represents to Seller that:

                          (i) Buyer is a limited liability company, duly organized, validly existing and in good standing under the laws of the state of its formation; is in good standing and qualified to do business in every other jurisdiction in which such qualification is legally required; has full power and authority to enter into this Agreement and to fulfill its obligations hereunder; has authorized the execution, delivery and performance of this Agreement by all requisite governing action; and has caused this Agreement to be duly executed and delivered to Seller.

                          (ii) No government or other third-party approvals or consents are required for Buyer's execution and delivery of, or performance of its obligations under, this Agreement. Buyer's execution and performance of this Agreement do not and will not violate, and are not restricted by, any other contractual obligation or applicable Law to which Buyer is a party or by which Buyer is otherwise bound.

                          (iii) There are no lawsuits pending or, to Buyer's knowledge, threatened whose outcome could adversely affect Buyer's ability to purchase the Property under this Agreement.

                          (iv) Except for Broker, Buyer has not engaged or dealt with any broker, finder or similar agent in connection with the transaction contemplated by this Agreement.

                          (v) Buyer's purchase of the Property hereunder will be "AS-IS" and, except for the warranties, representations and covenants of Seller expressly set forth in this Agreement, Buyer will be concluding the purchase of the Property based solely on its inspection and investigation of the Property and on all documents related thereto. However, that nothing herein shall be deemed to waive any claim which Buyer may have against Seller for failure to make any disclosure required by applicable Law.

                    3.2.3 Survival. Subject to Section 3.5.6, the foregoing warranties, representations and covenants (and the Parties' respective liability for any breach thereof) shall survive Closing for eighteen (18) months and shall not be deemed to merge in the Deed or any other instrument.

          3.3 Conditions to Buyerts Obligation. Buyer's obligation to close Escrow shall be subject to each of the following conditions:

                    3.3.1 Due Diligence Conditions. Buyer's unconditional written approval, given on or before the Approval Date, of each of:

                           (i) The seismic and environmental integrity of the Real Property (including, without limitation, conformity of the Improvements to the requirements of seismic safety codes and the state of contamination or potential contamination of the Real Property by Hazardous Substances);

                           (ii) All other aspects of the physical condition of the Property, including (without limitation) the structural and water-tight integrity of the Improvements, the condition of all power and mechanical systems in the Improvements and the general state of repair of the Property);

                           (iii) Current zoning and other land use
          classifications of and restrictions upon the Real Property and any potential changes in such classifications and restrictions;

                           (iv) The commitment of the Title Company to issue the title endorsements specified in clauses (i) through (v) and (vii) of
          Section 1.17 above as part of the Title Policy;

                           (v) The suitability of the Property for Buyer's purposes;

                           (vi) Confirmation by the Survey that the Improvements contain at least 405 rentable recreational vehicle pads and 172 rentable marina slips.

                          (vii) A pro forma proration schedule for the rents and periodic payments under the Leases (to be updated at Closing for purposes of Section 2.5.1.1).

                    3.3.2 Investor Approval. Buyer's obtaining, on or before the Approval Date, the written approval of its investor client for the purchase of the Property on the terms set forth in this Agreement.

                    3.3.3 Performance of Covenants. Performance by Seller of all of its covenants contained in Section 3.2.1, as well as all of Seller's other obligations under this Agreement to be performed at or before Closing.

                    3.3.4 Accuracy of Warranties and Representations. The accuracy m all material respects, as of Closing, of each of the warranties and representations of Seller set forth in Section 3.2.1.

                    3.3.5 Satisfactory Title. Buyer's approval of the condition of Seller's title to the Real Property, as provided in Section 2.3, and the issuance at Closing of the Title Policy in accordance with Section 2.7.2.

                    3.3.6 Tenant Estoppel Certificates. Seller's delivery to Buyer, and Buyer's approval, of a certificate duly executed by each Tenant ("Tenant Estoppel/Waiver Certificate"), or alternatively, an opinion from counsel reasonably acceptable to Buyer, to the effect that no Tenant has a right of first refusal or other claim to acquire all or part of the Real Property, addressed to Buyer and dated no earlier than 15 days prior to Closing.

In the event that any of the foregoing conditions are not timely satisfied (or waived by Buyer in writing), Buyer shall have the right to terminate this Agreement by written notice of such termination to Seller and Escrow Agent; provided, however, that Seller shall have no liability to Buyer for any such failure of condition, unless such failure otherwise constitutes a breach on the part of Seller under this Agreement.

          3.4 Conditions to Seller's Obligation. Seller's obligation to close Escrow shall be subject to the condition that Buyer has performed each of its obligations under this Agreement to be performed at or before Closing. In the event that the foregoing condition is not timely satisfied (or waived by Seller in writing), Seller shall have the right to terminate this Agreement by written notice of such termination to Buyer and Escrow Agent.

          3.5       Indemnities.

                    3.5.1 Breach of Warranty. Each Party shall hold harmless, indemnify and defend the other Party from and against any and all claims, liability and losses, and expenses related thereto (including reasonable attorneys' fees), which the indemnified Party incurs by reason of a breach of any of the warranties, representations or covenants of the indemnifying Party contained in Section 3.2.

                    3.5.2 Buyers Activities on the Real Property. Buyer shall hold harmless, indemnify and defend Seller from and against any and all claims, liability and losses, and expenses related thereto (including reasonable attorneys' fees), which Seller incurs by reason of any damage to the Property caused by, or any third-person claim against Seller arising or asserted to arise out of, any activity of Buyer, or any of Buyer's agents, conducted on the Real
Property. Buyer shall, with reasonable promptness, repair any damage caused to the Property by any such activity.

                    3.5.3 Leases. Seller shall hold harmless, indemnify and defend Buyer from and against any and all claims and liability, and expenses related thereto (including reasonable attorneys' fees), which Buyer incurs by reason of any alleged default on the part of landlord under a Lease based upon an event or condition occurring (or alleged to have occurred) prior to Closing. Buyer shall hold harmless, indemnify and defend Seller from and against any and all claims and liability, and expenses related thereto (including reasonable attorneys' fees), which Seller incurs by reason of any alleged default on the part of landlord under a Lease based upon an event or condition occurring (or alleged to have occurred) after Closing.

                    3.5.4 Service Contracts. Seller shall hold harmless, indemnify and defend Buyer from and against any and all claims and liability, and expenses related thereto (including reasonable attorneys' fees), which Buyer incurs by reason of (i) any alleged default on the part of Seller under a Service Contract not assigned to Buyer at Closing or (ii) any alleged default on the part of Seller under a Service Contract which is assigned to Buyer at Closing, where the allegation of such default is based on an event or condition which occurred or arose (or is alleged to have occurred or arisen) prior to Closing. Buyer shall hold harmless, indemnify and defend Seller from and against any and all claims and liability, and expenses related thereto (including reasonable attorneys' fees), which Seller incurs by reason of any alleged default on the part of Buyer under a Service Contract assigned to Buyer at Closing, where the allegation of default is based upon an event or condition which arose or occurred (or is alleged to have arisen or occurred) after Closing.

                    3.5.5 Other Third Party Claims. Seller shall hold harmless, indemnify and defend Buyer from and against any and all claims and liability, and expenses related thereto (including reasonable attorneys' fees), which Buyer incurs by reason of any alleged injury or damage to the person or property of another based upon an event or condition occurring (or alleged to have occurred) prior to Closing. Buyer shall hold harmless, indemnify and defend Seller from and against any and all claims and liability, and expenses related thereto (including reasonable attorneys' fees), which Seller incurs by reason of any alleged injury or damage to the person or property of another based upon an event or condition occurring (or alleged to have occurred) after Closing.

                    3.5.6 Survival. The provisions of, and the Parties' respective obligations under, this Section 3.5 shall survive Closing or termination of this Agreement; provided, however, that:

                           (i) Seller shall not have any liability to Buyer for breach of any warranty or representation contained herein, under
          Section 3.5.1 or otherwise, unless Buyer has given Seller written notice claiming such breach, stating in reasonable detail the factual basis for such claim, before the eighteenth (18) month anniversary of the Closing Date.

                          (ii) Buyer shall not have any liability to Seller under Section 3.5.2 or otherwise, for repair or replacement of any damaged portion of the Property (i) if Closing occurs or (ii) unless Seller gives Buyer written notice of such damage within 30 days after the later of (A) its occurrence or (B) termination of this Agreement.

The indemnification's contained in this Section 3.5 shall run to the benefit of the named indemnified Party and such Party's shareholder(s), constituent partners, directors, officers, employees, agents, successors and assigns.

          3.6 Damage, Destruction or Condemnation. If, prior to Closing, all or any material part of the Property is damaged, destroyed or taken by eminent domain (a "Casualty"), Buyer shall have the right, at its election, either to:

                          (i)  Terminate this Agreement without liability; or

                          (ii) Continue this Agreement, in which case Buyer shall be entitled to all insurance proceeds, condemnation awards or other amounts which have been paid or may thereafter be payable to Seller by any person in connection with such damage, destruction or taking ("Proceeds"), and at Closing Seller shall pay to Buyer the amount of any Proceeds already received by Seller, shall assign Buyer all of Seller's rights to Proceeds which may then be or thereafter become payable, and shall pay to Buyer an amount equal to the per occurrence deductible amount under the applicable casualty insurance policy.

For purposes of this Section, a Casualty shall be deemed to affect a material part of the Property if: (A) such Casualty results in the taking or other permanent loss of more than five (5) rentable recreational vehicles or five (5) boat slips (B) such Casualty results in damage to the Property which, in Buyer's reasonable estimation, will cost more than $150,000 or require more than 30 days to repair or replace. If a Casualty occurs fewer than 30 days before the Last Closing Date, Buyer shall have the right to extend the Last Closing Date until the 30th day after the occurrence of such Casualty in order to make the election permitted by this Section.

3.7 Assignment by Buyer. Prior to Closing, Buyer shall have the right to assign or transfer its rights under this Agreement to (i) any investor client of Buyer or to any trust or title-holding corporation for the benefit of such a client or (ii) any Affiliate (defined below) or any partnership with respect to which an Affiliate is liable as a general partner (either directly or through the general partnership interest in one or more sub-tier partnerships), provided that such assignee concurrently with such assignment assumes, in a written instrument delivered to Seller, all of the obligations and liabilities of Buyer hereunder. Upon such an assignment, the assignee shall become the Buyer for all purposes of this Agreement and the Buyer named herein shall be relived of any further obligation or liability hereunder (but without impairment of Seller's rights to liquidated damages under Section 3.8). As used herein, "Affiliate" means Buyer or any other corporation or legal entity which, directly or indirectly, has the same ultimate beneficial ownership as Buyer. Nothing herein shall be deemed to preclude or prevent Buyer, after Closing, from assigning any of its remaining rights under this Agreement, pro tanto, in conjunction with any sale, lease, secured financing or other conveyance of any of the Real Property or any possessory or security interest therein.

3.8 Liquidated Damages. IF BUYER BREACHES ITS OBLIGATION UNDER THIS AGREEMENT TO PURCHASE THE PROPERTY, SELLER, AS ITS SOLE AND EXCLUSIVE REMEDY ON ACCOUNT OF SUCH BREACH, SHALL RECEIVE AND RETAIN, AS LIQUIDATED DAMAGES, THE DEPOSIT (TOGETHER WITH ALL INTEREST EARNED ON THE DEPOSIT FROM AND AFTER THE LAST CLOSING DATE). BUYER AND SELLER ACKNOWLEDGE THAT SUCH LIQUIDATED DAMAGES ARE REASONABLE IN AMOUNT CONSIDERING ALL OF THE CIRCUMSTANCES EXISTING ON THE DATE OF THIS AGREEMENT, INCLUDING THE PARTIES' ESTIMATION OF THE POSSIBLE RANGE OF DAMAGES TO SELLER IN THE

                    EVENT OF SUCH A BREACH, THE DIFFICULTY AND IMPRACTICABILITY OF ASCERTAINING OR PROVING WITH ANY DEGREE OF CERTAINTY THE AMOUNT OF SUCH DAMAGES AND THE DESIRE OF BUYER TO LIMIT ITS POTENTIAL LIABILITY TO SELLER IN THE EVENT OF SUCH A BREACH. BY INITIALING THIS PROVISION IN THE SPACES BELOW, SELLER AND BUYER EACH SPECifICALLY AFFIRM THEIR RESPECTIVE AGREEMENTS IN THIS SECTION.


          Seller's  Initials: /S/Initials     Buyer's initials: :    /S/Initials

3.9       Termination.

                    3.9.1 By Buyer. If Buyer has and timely exercises any right hereunder to terminate this Agreement (or if this Agreement terminates because Buyer fails to give notice of satisfaction of the Due Diligence Condition or client approval, as required under Section 2.4), Buyer shall be immediately entitled to the return of the Deposit and all undisbursed interest earned thereon while in Escrow and, promptly upon receiving notice of such termination, Seller shall join with Buyer in a written notice to Escrow Agent acknowledging the termination of this Agreement and instructing Escrow Agent to return the Deposit (together with all undisbursed interest earned thereon while in Escrow) to Buyer and to return every other item deposited in Escrow to the Party which deposited the same.

                    3.9.2 By Seller. If Seller has and exercises any right hereunder to terminate this Agreement for a breach by Buyer of its obligation to purchase the Property hereunder, promptly upon receiving notice of such termination Buyer shall join with Seller in a written notice to Escrow Agent acknowledging the termination of this Agreement and instructing the Title Company to deliver the Deposit to Seller, to disburse all interest earned on the Deposit from and after the Last Closing Date to Seller and all interest earned on the Deposit before the Last Closing Date to Buyer, and to return every other item deposited in Escrow to the Party which deposited the same. If Seller terminates this Agreement for any other reason, Seller shall promptly, upon Buyer's written request, join with Buyer in a written notice to Escrow Agent acknowledging the termination of this Agreement and instructing Escrow Agent to return the Deposit (together with all undisbursed interest earned thereon while in Escrow) to Buyer and to return every other item deposited in Escrow to the Party which deposited the same.

                    3.9.3 Effect of Termination. Upon any termination of this Agreement, neither Party shall have any further obligation or liability to the other hereunder except (i) any remaining obligation or liability of Buyer under
Section 3.1 (for return of documents to Seller) or under Section 3.5.2 (with respect to activities of Buyer or its agents upon the Real Property), (ii) any liability which either Party may have hereunder by reason of the fact that such termination either (A) was wrongfully made by it or (B) resulted from a breach of its warranties, covenants or other obligations hereunder and (iii) any obligation under Section 3.11.

          3.10 Brokerage Fees. Upon Closing, Seller shall pay to Broker a commission equal to two percent (2%) of the Purchase Price to be shared equally by NHC Sales of Arizona, Inc. and Devine Real Estate, Inc., and shall hold harmless, indemnify and defend Buyer from and against any claim by or liability to Broker for any commission, fee or other compensation with respect to the transactions contemplated by this Agreement. Nothing contained herein shall be deemed to make Broker a third-party beneficiary of this Agreement or to create any obligation on the part of either Party to close the sale and purchase of the Property for Brokerst benefit.

          3.11 Enforcement Costs. Should either Party institute any action or proceeding to enforce any provision of this Agreement or for damages by reason of an alleged breach of any provision hereof, the prevailing Party shall be entitled to receive all costs and expenses (including reasonable attorneys' fees) incurred by such prevailing Party in connection with such action or proceeding. A "prevailing Party" includes one who dismisses an action brought under or with respect to this Agreement in exchange for the payment of the sums alleged to be due, performance of the covenants alleged to have been breached or other consideration substantially equal to that sought in such action. A Party entitled to recover costs and expenses under this Section shall also be entitled to recover all costs and expenses (including reasonable attorneys' fees) incurred in the enforcement of any judgement or settlement obtained in such action or proceeding (and in any such judgement provision shall be made for the recovery of such post judgement costs and expenses).

          3.12 Notices. Except in the case (if any) where this Agreement expressly provides for an alternate form of communication, any notice, consent, demand or other communication to be delivered to a Party hereunder shall be deemed delivered and received when made in writing and transmitted to the applicable Party either by receipted courier service, or by the United States Postal Service, first class registered or certified mail, postage prepaid, return receipt requested, or by electronic facsimile transmission ("Fax"), at the address or addresses indicated for such Party below (and/or to such other address as such Party may from time to time by written notice designate to the other):

          If to Seller:               MR. GORHAM RUTTER, JR.
                                      517 Spring Creek Drive
                                      Longwood, FL 32779
                                      Phone (407) 869-5538
                                      Fax (407) 869-5467
          with a copy to:             MR. C. JOHN KNORR, JR.
                                      do Sunshine Key RV Resort
                                      MM39, 38801 Overseas Highway
                                      Sunshine Key, FL
                                      Phone (305) 872-2217
          If to Buyer:                NATIONAL HOME COMMUNITIES, L.L.C.
                                      6991 E. Camelback Road
                                      Suite B-360
                                      Scottsdale, Arizona 85251
                                      Attention: David A. Napp
                                      Phone No.: (602)423-5700
                                      Fax No.: (602) 423-5777
with a copy to:                       GALLAGHER & KENNEDY, P.A.
---- - ---- --
                                      2600 North Central Avenue
                                      Phoenix, Arizona 85004-3020
                                      Attention: James B. Connor
                                      Phone No.: (602) 530-8524
                                      Fax No.: (602) 257-9459

and shall be deemed delivered and received only upon actual delivery or attempted delivery (as evidenced by receipt) or upon completion of facsimile transmission (as evidenced by telecopier confirmation sheet) provided that such facsimile transmission is confirmed within three business days by duplicate notice delivered as otherwise provided herein.

          3.13 Binding Effect. Survival. Except as otherwise expressly provided herein, this Agreement shall bind and inure to the benefit of the Parties and their respective successors and assigns. Whether or not expressly provided to survive termination or Closing elsewhere in this Agreement, each provision of this Agreement, to the extent required to give such provision its full intended effect, shall survive either termination of this Agreement or Closing for eighteen (18) months thereafter and this Agreement shall not be deemed to have merged into the Deed or any other of the Transfer Instruments.

          3.14 Entire Agreement; Modification. This Agreement constitutes the entire agreement between the Parties pertaining to the subject matter hereof and supersedes all prior agreements, understandings and representations of the Parties with respect to the subject matter hereof (including, without limitation, any letter of intent or other such written proposal). This Agreement may not be modified, amended, supplemented or otherwise changed, except by a writing executed by both Parties.

          3.15 Captions. Article and section headings used herein are for convenience of reference only and shall not affect the construction of any provision of this Agreement.

          3.16 Interpretation. Each Party acknowledges that it and its legal counsel have participated substantially in the drafting of this Agreement and agree that, accordingly, in the interpretation and construction of this Agreement, no ambiguity, real or apparent, in any provision hereof shall be construed against either Party by reason of the role of such Party or its counsel in the drafting of such provision.

          3.17 Mutual Cooperation; Further Assurances. The Parties shall cooperate with each other as reasonably necessary to effect the provisions of this Agreement, shall use reasonable and good faith efforts to satisfy conditions to Closing and, at and after Closing, shall each execute and deliver such additional instruments or other documents, and take such further action, as the other may reasonably request to accomplish the purposes and intent of this Agreement; provided, however, that nothing in this Section shall be deemed to enlarge the obligations of the Parties hereunder or to require either Party to incur any expense or liability not otherwise required of it hereunder.

          3.18      Exhibits. Each of the following Exhibits hereto:
                    Exhibit                    Title
                    -------                    -----
                    A                          Description of Land
                    B                          Schedule of Excluded Property
                    C                          Form of Deed
                    D                          Schedule of Leases
                    D-1                        Schedule of Other Leases
                    E                          Schedule of Property Records
                    F                          Park Model Documentation

is hereby incorporated herein. Exhibits D and E may be prepared by Seller after the Effective Date, so long as Seller delivers such Exhibits to Buyer within ten days after the Effective Date.

                    3.19 Counterparts. This Agreement, and any amendment hereto, may be executed in any number of counterparts and by each Party on separate counterparts, each of which when so executed and delivered shall be deemed an original and all of which taken together shall constitute but one and the same instrument.

                    3.20 Governing Law. This Agreement shall be deemed to be an agreement made under the laws of the state in which the Real Property is located and for all purposes shall be governed by and construed in accordance with such laws.

                    3.21 Signer's Warranty. Each individual executing and delivering this Agreement on behalf of a Party hereby represents and warrants to the other Party that he or she is duly authorized to make such execution and delivery.

                    3.22 Atlantic Oceanfront Property. It is understood and agreed that the Atlantic Oceanfront property located across from (east of) the Sunshine Key RV Resort shall be sold to Buyer by Ohio Key II, Inc., as part of the Purchase Price.

                    3.23 Park Model Sales. Upon execution of this Agreement, Seller shall attach hereto as Exhibit "F" legal documentation evidencing that the park models may be sold to residents and sited on RV sites on a year-round basis.

                    3.24 Separate Agreement with Infinity Investment Corp., Inc. As a condition precedent to Buyer's consummation of this transaction, Seller agrees to cause Infinity Investment Corp, Inc. ("Infinity") to enter into a separate agreement with Buyer prior to the expiration of the Approval Date. Such agreement will provide for the purchase by Buyer and sale by Infiniti of two park models, a trailer and the Econo Van vehicle used in connection with the operation of the Sunshine Key RV Resort for a purchase price of $45,000. The closing of such transaction shall be concurrent with the closing of this transaction

                    IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered by their respective representatives, thereunto duly authorized, as of the date first above written.

                                        SELLER:

                                        OHIO KEY I, INC.,
                                        A Florida corporation

                                        By:   /s/ C. John Knorr
                                        -------------------------
                                        C. John Knorr, Jr.
                                        President

                                        OHIO KEY II, INC.,
                                        A Florida corporation

                                        By:   /s/ C. John Knorr
                                        -------------------------
                                        C. John Knorr, Jr.
                                        President


                                        BUYER:

                                        NATIONAL HOME COMMUNITIES, L.L.C.,
                                        a Delaware limited liability company
                                        By:   /s/Patrick O'Malley
                                        -------------------------
                                        Name: Patrick O'Malley
                                        Title: Executive Vice President


The undersigned agrees to
serve as Escrow Agent under
the foregoing Agreement:

AMERICAN TITLE COMPANY


By
Escrow Officer

                   AMENDMENT TO AGREEMENT OF PURCHASE AND SALE
                                       AND
                               ESCROW INSTRUCTIONS



This is a first amendment ("Amendment") dated April 15, 1998 to that certain Agreement of Purchase and Sale and Escrow Instructions for SUNSHINE KEY RV RESORT and the "ATLANTIC OCEANFRONT PROPERTY" dated April 6, 1998 entered into by and between OHIO KEY I, INC., a Florida corporation (as to Sunshine Key RV Resort) and OHIO KEY II, INC., a Florida corporation (as to the Atlantic Oceanfront Property) (collectively, "Seller") and NATIONAL HOME COMMUNITIES, L.L.C., a Delaware limited partnership ("Buyer") (the "Agreement"). Unless otherwise provided, defined terms used in this Amendment shall have the same meanings as those ascribed in the Agreement.

The Agreement is amended as follows:

1. Section 1.8 of the Agreement is amended to read as follows:

     "1.8. Effective Date. "Effective Date" means April 6, 1998."

2. Section 1.14 of the Agreement is amended to read as follows:

     "1.14 Improvements. "Improvements" means all of the improvements and fixtures on the Land, including, without limitation, 405 RV sites and/or mobile home sites, 172 marina slips and the improved pads, utility service system and roadways which serve the residential unit spaces located on the Land. However, HRS has authorized only 394 spaces, while Monroe County authorizes 405 spaces."

3. Section 1.15 of the Agreement is amended to read as follows:

     "1.15 Land. "Land" means that certain real estate known as Ohio Key, located at MM39, 38801 Overseas Highway, Big Pine Key (which includes the "Atlantic Oceanfront Property" located east of the Sunshine Key RV Resort) more particularly described in Exhibit A hereto, together with all appurtenant rights (including, without limitation, rights in and to adjoining streets, rights-of-way and strips and gores, water and riparian rights, rights to light and air and easements)."

4. Section 1.18 of the Agreement is amended to read as follows:

     "1.18 Lease. "Lease" means: (i) any of the leases of residential unit spaces within the Property (a) identified in the Schedule of Leases attached hereto as Exhibit D or (b) hereafter made in the ordinary course of business and consistent with Seller's prior and current business practices, provided Seller shall not enter into a lease after the Approval Date without the Buyer's prior written consent, which Buyer shall not unreasonably withhold or delay; and (ii) any other leases for storage, concessionaires or any other purpose (not otherwise described in (i) and identified in the Schedule of Other Leases attached hereto as Exhibit D-1. Notwithstanding anything in this Agreement to the contrary, Seller shall deliver to Buyer copies of leases of spaces within the Property on or before five days after the Effective Date and such leases shall be included in the term "Lease."

5. Section 1.23 of the Agreement is amended to read as follows:

     "1.23 Plans. "Plans" means the plans and specifications for the original construction of the Improvements, together with any subsequent material modifications thereof, which are within the possession or control of Seller." 6.
Section 2.1.1.4 of the Agreement is amended to read as follows:

     "2.1.1.4 Application of Deposit. If Buyer, in breach of its obligations under this Agreement, fails to purchase the Property, Seller shall have the right to terminate Escrow and this Agreement by written notice of termination to Buyer and Escrow Agent, and upon such termination Seller shall retain the Deposit (together will all interest earned thereon after the Last Closing Date) as liquidated damages, in accordance with Section 3..& (with which Escrow Agent need not otherwise be concerned). In all other circumstances, the Deposit (and interest earned thereon) shall remain the property of Buyer. At Closing, the Deposit, together with interest earned on the Deposit and not previously disbursed to Buyer, shall be applied against the Purchase Price."

7. Section 2.1.1.5 of the Agreement is amended to read as follows:

     "2.1.1.5 EINs. For Escrow Agent's information, Buyer's Employer Identification Number is 86-0842593 and Seller's Employer Identification Number is 65-072 1961 (Ohio Key I, Inc.), ___________________(Ohio Key I, Inc.)."

8. The first three lines of Section 2.2.1 of the Agreement are amended to read as follows:

     "2.2.1 Instruments for Conveyance of Property, Including Leases. On or before five (5) business days prior to the Last Closing Date, Seller shall execute, acknowledge (as appropriate) and deposit in Escrow:"

9. Subsections 2.2.1 (iv) (viii) and (ix) of the Agreement are amended to read as follows:

     "(iv) Two (2) counterparts of an assignment (the "Contract Assignment") assigning to Buyer or Buyer's nominee (A) all of the Repair Warranties, if any, and (B) such of the Service Contracts, if any, as Buyer has elected to assume at Closing (which election Buyer shall make, if at all, by giving written notice to Seller and Escrow Agent at least seven (7) business days before the Closing Date specifying each Service Contract to be so assigned)."

     "(viii) A notice from Buyer and Seller to each of Seller's employees, in a form approved by Buyer, advising such employee that the Property has been sold to Buyer and that such employee's employment is terminated by Seller as of the Closing Date, and that such employee shall be employed by Buyer on a thirty (30) day trial basis.

     "(ix) A notice from Seller to each third party under each Service Contract which is not covered by the Contract Assignment, that such Service Contract is terminated by Seller as of the Closing Date, or if such Service Contract is not terminable at will, Seller shall give written notice of termination in accordance with the terms of such Service Contract."

10. Subsection 2.2.2 (ii) of the Agreement is amended to read as follows:

     "2.2.2 (ii) Copies of each Lease and Repair Warranty and of each Service Contract, the original (or, where an original is not available, the best copy available to Seller) of each Lease and Repair Warranty and of each Service Contract which is covered by the Contract Assignment (the "Originals") will be deposited by Seller in Escrow, on or before five (5) days prior to the Last Closing Date."

11. Section 2.3.2 of the Agreement is amended to read as follows:

     "2.3.2 Objectionable Title Matters and Permitted Exceptions. Except for any Liens, and except for any other exceptions to or defects in Seller's title ("Objectionable Title Matters") with respect to which Buyer gives Seller and Escrow Agent written notice of objection on or before five (5) days prior to the Approval Date, Buyer shall be deemed to have approved the state of Seller's title to the Real Property as disclosed by the Title Report and the Survey. All exceptions and other defects (except Liens) disclosed by the Title Report or the Survey to which Buyer makes no objection in accordance with the provisions of this Section 2.3, and all such exceptions and other defects to which Buyer objects but later waives such objection as provided in this Section 2.3 shall be deemed Permitted Exceptions."

12. Section 2.3.3 of the Agreement is amended to read as follows:

     "2.3.3 Effect of Notice of Objectionable Title Matter. If Buyer gives Seller and Escrow Agent timely written notice of any Objectionable Title Matter under this Section 2.L3, notice by Buyer pursuant to Section 2.4 that the Due Diligence Condition (as defined in said Section) is satisfied or waived shall be construed to waive such title objection."

13. Section 2.3.4 of the Agreement is amended to read as follows:

     "2.3.4 Cure of Objectionable Title Matters. If Seller is unable or unwilling to remove any Objectionable Title Matters within two (2) days prior to the Approval Date, Buyer shall have until the Approval Date to give Seller written notice that Buyer elects to proceed with the purchase of the Property subject to the unremoved Objectionable Title Matters. If Seller has not received such written notice on or before the Approval Date, this Agreement shall be deemed automatically terminated and Escrow Agent shall, notwithstanding any other provisions of this Agreement, return to Buyer the entire Deposit and any accrued interest. The condition of title approved by Buyer as provided herein shall hereinafter be referred to as the "Condition of Title" and the exceptions approved by Buyer shall be deemed "Permitted Exceptions". In the event that, after the date of the Title Report, any new items appear of record, Escrow Agent shall cause Title Company to deliver to Buyer a Supplemental Title Report ("Supplemental Report") together with legible copies of all title exceptions described therein. Buyer shall have ten (10) Business Days or until the Closing Date, whichever occurs first, to give written notice to Seller ("Objection Notice") disapproving any items contained in the Supplemental Report and identifying the items disapproved in Buyer's sole discretion. If Buyer delivers an Objection Notice, Seller shall attempt to remove all such disapproved items on or before the Close of Escrow, and if Seller is unable to remove all such disapproved items, Buyer shall have the right to terminate Escrow and this Agreement by written notice of termination to Seller and Escrow Agent no later than the Last Closing Date."

14. Section 2.5.1.1 of the Agreement is amended to read as follows:

     "2.5.1.1 Rents. Rents and other periodic payments under the Leases. No pro ration shall be made of any such rents or other payments, which are more than 5 days overdue as of the Closing Date. For any Leases which provide for seasonal rental variations, such rents shall be prorated based upon a formula to be mutually agreed upon by Seller and Buyer on or before the Approval Date. If the Parties are unable to mutually agree upon such formula on or before the Approval Date, then either Party may terminate Escrow and this Agreement by written notice of termination given to the other Party and Escrow Agent, whereupon the Deposit (and all undisbursed interest) shall be returned to Buyer."

15. Section 2.5.5 of the Agreement is amended to read as follows:

     "2.5.5 Capital Repairs Credit. If any third party engineering and assessment report indicates the need for capital repairs, maintenance or replacements of Improvements, then Buyer shall receive a credit for the estimated, reasonable cost of such capital item up to a maximum amount equal to $50,000.00."

16. Section 2.5.6 of the Agreement is amended to read as follows:

     "2.5.6 Due Diligence Credit. At Closing, Buyer shall either: (i) receive a credit for the documented, out-of-pocket costs incurred for the Environmental Report (not to exceed $3,500), the Survey (not to exceed $7,000) and any third-party engineering and assessment report (not to exceed $3,500); or (ii) direct Escrow Agent to pay such costs from Seller's Closing proceeds. If this Agreement is terminated in accordance with the terms hereof, or if Closing does not otherwise occur, Buyer shall be solely responsible for all costs incurred in connection with such Environmental Report, Survey and any third party engineering and assessment report."

17. Subsection 2.6.1 (i) (A) of the Agreement (relating to the costs Seller shall pay) is amended to read as follows:

"2.6.1 (i)(A) all charges for the Title Report and the Title Policy (not to exceed the amount Lawyers Title Insurance Corporation would charge Seller for such items and the excess, if any, shall be paid by Buyer);"

The subsections of paragraph 2.6.1 (relating to the costs Buyer shall pay) are amended to read as follows:

         (A)      Recording charges for the Deed;

         (B)      Any charge for endorsements to the Title Policy;

         (C) One-half of Escrow Agent's fees and expenses for administering Escrow;

         (D)      One-half of the documentary taxes with respect to the Deed;
                  and

         (E)      Any and all charges for third party financing.

18. Subsection 2.7.2 (iv) (A) of the Agreement is amended to read as follows:

         "2.7.2 (iv) (A) To Seller, the amount of the Purchase price (1) minus the net credit, if any, to Buyer under Section 2.5 or plus the net credit, if any to Seller, as the case may be, (2) Seller's share of Closing costs, and (3) plus the credit to Seller under Section 3.26; and"

19. Subsections 2.8 (v), (vi), (vii), (x), (xiv), (xvii), (xviii) and (xxii) of the Agreement are amended to read as follows:

         "(v) Except as disclosed in Exhibits D or D- 1, or in the copies of the Leases delivered by Seller to Buyer (collectively, the "Current Leases"),"

         "(vi) The Current Leases each correctly identifies and accurately summarizes the terms of each Existing Lease and accurately summarizes the terms most recently offered for each prospective Lease currently in negotiation."

         "(vii) Except as otherwise disclosed in Current Leases: each Lease is in frill force and effect; each Tenant has accepted the premises and is in occupancy under its Lease; there are no unsatisfied obligations on the part of the landlord under any Lease for construction of tenant improvements rent abatements (e.g. "free rent") or payment of any amounts to or on behalf of the Tenant; there are no unsatisfied obligations on the part of Seller for payment of leasing commissions with respect to any Lease; and no default (or event or conditions which with notice or passage of time or both will be a default) exists under any Lease on the part of landlord or, to Seller's knowledge, on the part of the Tenant."

         "(x) Seller has good title to, and full right to convey, all of the Personal Property. At Closing, the Personal Property will be free and clear of all liens and encumbrances.

         "(xiv) To the best of Seller's knowledge, except for the matter set forth in Exhibit ~j, the Improvements are structurally sound and free of all material defects and the roof, foundation, elevators, heating and air conditioning and ventilation systems, plumbing, electrical and other utility systems, boilers and furnaces and sprinkler systems are in good repair and working order, and the utility systems serving the Property are sufficient to satisfy the requirements of the Property as presently operated."

         "(xvii) Seller has not filed any pending notices of protest against, or commenced proceedings to review, real property tax assessments against the Real Property; nor does Seller currently contemplate the filing of any such notice or the commencement of any such proceedings."

         "(xviii) There are not any (A) agreements for the provision of goods or services with respect to any of the Property (except for the Service Contracts) or (B) agency, employment or consulting agreements, collective bargaining agreements or other plans or other agreements or understandings covering any such employees, agents or contractors to which Buyer or Seller's successor in title and interest to the Real Property will be bound or subject by reason of the transactions contemplated herein; all liabilities which arise as a result of Seller's employments of any persons at the Property shall have been satisfied as of Closing. Seller has entered into a one (1) year contract ("Manager's Contract") with Craig Wanous, expiring on December 1, 1998 and same provides for a salary of $50,000 per year. Buyer shall keep Craig Wanous as an employee, on a trial basis for at least sixty
         (60) days; during the period of time such employee performs services for Buyer, Buyer shall be responsible for paying the salary set forth in the Manager's Contract. If Buyer terminates the employment of such employee after such trial period prior to December 1, 1998, Seller shall pay any salary attributable to this period of time."

Subsection (xxii) is amended by adding the following sentence to the end thereof:

"All access and inspections must be coordinated through C. John Knorr, Jr."

The last paragraph of Section 2.8 is amended to read as follows:

"As used in the foregoing warranties and representations, the term "Seller's knowledge" means the actual knowledge of any of the following Persons: each of Seller's officers and directors, Seller's employee(s) with primary responsibility for the maintenance and repair of the Real Property, and Seller's employee(s) with primary responsibility for risk management and insurance matters."

20. Section 3.2.3 of the Agreement is amended to read as follows:

     "3.2.3 Survival. Subject to Section 3.5.6, the foregoing warranties, representations and covenants (and the Parties' respective liability for any breach thereof) shall survive Closing for one (1) year and shall not be deemed to merge in the Deed or any other instrument."

21. The beginning phrase of Section 3.3.1 of the Agreement is amended to read as follows:

     "3.3.1 Due Diligence Conditions. Buyer's unconditional written approval, give to Seller on or before the Approval Date, of each of:"

In addition, Subsection (vi) is amended to read as follows:

     "(vi) Confirmation by the Survey that the Improvements contain at least 405 rentable recreational vehicle pads and/or mobile home pads and 172 rentable marina slips."

22. Section 3.3.2 of the Agreement is amended to read as follows:

     "3.3.2 Investor Approval. Buyer's obtaining, on or before the Approval Date, the written approval of its investor client for the purchase of the Property on the terms set forth in this Agreement, and giving Seller written notice of such investor approval on or before the Approval Date."

23. Subsection 3.5.6 (i) of the Agreement is amended to read as follows:

     "3.5.6 (i) Seller shall not have any liability to Buyer for breach of any warranty or representation contained herein, under Section 3.5.1 or otherwise, unless Buyer has given Seller written notice claiming such breach, stating in reasonable detail the factual basis for such claim, before the twelfth 12th month anniversary of the Closing Date."

24. Section 3.18 (Exhibits) of the Agreement is amended by adding Exhibit "G" (System Defects) and Exhibit "H" (Employee Rental Concessions).

25. Section 3.23 of the Agreement is amended to read as follows:

     "3.23 Park Model Sales. Upon execution of this Agreement, Seller shall attach hereto as Exhibit "F" legal documentation concerning the placement of Park Models and information concerning the zoning and use of the Property."

26. Section 3.24 of the Agreement is amended to read as follows:

     "3.24 Separate Agreement with Infinity Investment Group, Inc. As a condition precedent to Buyer's consummation of this transaction, Seller agrees to cause Infinity Investment Group, Inc. ("Infinity") to enter into a separate agreement with Buyer prior to the expiration of the Approval Date. Such agreement will provide for the purchase by Buyer and sale by Infiniti of two park models, a trailer, Gehl tractor and backhoe attachment, and the GMC Van vehicle used in connection with the operation of the Sunshine Key RV Resort for a purchase price of $65,000. The closing of such transaction shall be concurrent with the closing of this transaction."

29. The following new paragraphs are added to the Agreement:

     "3.25 Seller allows certain employees to reside upon RV sites at discounted rates. The names of the respective employees and the rental rates for each such employee is set forth in Exhibit H. Buyer shall neither modify nor terminate any of said employee's occupancy rights for at least sixty (60) days after Buyer terminates such employee, and further Buyer shall comply with the terms of any written lease executed by such employees.

     3.26 Florida Keys Investing, Inc. shall prepare an inventory of the goods and merchandise on hand in the convenience store and marina as of one (1) day prior to the Closing Date (collectively, the "Merchandise") and such Merchandise shall include, without limitation, groceries, bait, gasoline and sundries. At the Closing, Seller shall receive a credit equivalent to the total amount paid by Seller for all of such Merchandise.

     3.27 Time is of the essence in this Agreement.

     3.28 Venue for any proceeding related to or arising out of this Agreement shall be in Monroe County, Florida.

     3.29 The parties agree that the terms and conditions of this Agreement are confidential. On or before five (5) days prior to the Closing Date, the Parties shall not disclose any such confidential information, unless required by legal process, to any third person other than its own directors, officers, accountants and attorneys, and the investor (and its directors, officers, agents, accountants and attorneys) referred to in Section 3.3.2.

     3.30 Buyer shall cooperate with Seller in effectuating a tax deferred transfer of the Property including a three party exchange, provided the Seller shall be responsible for any additional closing cost incurred in connection with such transfer; and the transfer will not affect the transaction contemplated by this Agreement."

Except as amended herein, all other terms and conditions of the Agreement shall remain in full force and effect.

         IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered by their respective representatives, thereunto duly authorized, as of the date first above written.

                                       SELLER:

                                       OHIO KEY I, INC.,
                                       A Florida corporation

                                       By:   /s/ C. John Knorr
                                       -----------------------
                                       C. John Knorr, Jr.
                                       President

                                       OHIO KEY II, INC.,
                                       A Florida corporation

                                       By:   /s/ C. John Knorr
                                       -----------------------
                                       C. John Knorr, Jr.
                                       President


                                       BUYER:

                                       NATIONAL HOME COMMUNITIES, L.L.C.,
                                       a Delaware limited liability company
                                       By:   /s/Patrick O'Malley
                                       -------------------------
                                       Name: Patrick O'Malley
                                       Title: Executive Vice President


The undersigned agrees to
serve as Escrow Agent under
the foregoing Agreement:

AMERICAN TITLE COMPANY


By
Escrow Officer